Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION, CONTACT:
Paul E. Freiman, President & CEO
Neurobiological Technologies, Inc.
(510) 262-1730

Cheryl Schneider, VP - Investor Relations
Jeff Myhre, VP - Editorial
Porter, Le Vay & Rose, Inc.
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

FIRST QUARTER RESULTS

Richmond, California, November 8, 2004 — Neurobiological Technologies, Inc., or NTI®, (Nasdaq: NTII) today announced its financial results for the first quarter ended September 30, 2004. Net loss for the quarter ending September 30, 2004 was $5,752,000 or $0.23 per share, basic and diluted, compared to net loss of $873,000 or $0.05 per share, basic and diluted, for the quarter ended September 30, 2003.

Revenue increased to $517,000 for the quarter ended September 30, 2004, compared to $10,000 for the same period in 2003. The revenues are from royalty fees earned on sales of Memantine for Alzheimer’s disease by Merz and its marketing partners.

Research and development expenses increased 255 percent to $1,164,000 for the quarter ended September 30, 2004, compared to $328,000 for the same period in the prior year. The increase of $836,000 was due primarily to expenses incurred to prepare for Phase III clinical trials of Viprinex™, which are anticipated to commence within the next twelve months, and for the Phase III clinical trials for XERECEPT™ which were initiated during April 2004.

The Company expensed $4,251,000 of in-process research and development expenses in connection with the purchase of Empire Pharmaceuticals, Inc. in July 2004.

General and administrative expenses increased 62 percent to $931,000 for the quarter ended September 30, 2004, compared to $576,000 for the same period in 2003. The increase was primarily due to an increase in performance-based compensation, professional service and consulting fees for marketing advisory services and reporting requirements resulting from the Sarbanes-Oxley Act of 2002, and expenses relating to establishing new operating facilities in the New York area.

Interest income increased 267 percent for the quarter ended September 30, 2004 to $77,000, compared to $21,000 for the same period in 2003. The increase was primarily due to a higher cash balance as a result of money received in our March 2004 private placement financing.

At September 30, 2004, the company had cash, cash equivalents and investments of $16.6 million.

“We are pleased with the continuing progress of the Company. The quarterly royalty payment we received from Merz this month for sales of Memantine was $694,000, and we expect that these royalty payments will continue to increase. In addition, we are actively planning our clinical development of Viprinex. While the XERECEPT Phase III clinical trials are somewhat behind schedule, we remain optimistic that the trials will be completed on schedule. “ stated Paul Freiman, president and chief executive officer of NTI.

Conference Call Information

NTI will web cast its first quarter results conference call today, November 8, 2004 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 289-0569. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until November 15, 2004 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (Int’l), access code: 887185.

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About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for Viprinex and XERECEPT; fluctuations in quarterly operating results; our dependence on others for manufacturing our products and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

Neurobiological Technologies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30, 2004	Three months ended September 30, 2003
Revenues:
Royalty	$517,000	$10,000

Total revenues	517,000	10,000

Expenses:
Research and development	1,164,000	328,000
In-process research and development	4,251,000	—
General and administrative	931,000	576,000

Total expenses	6,346,000	904,000

Operating loss	(5,829,000)	(894,000)
Interest income	77,000	21,000

Net loss	$(5,752,000)	$(873,000)

Basic and diluted net loss per share	$(0.23)	$(0.05)

Shares used in basic and diluted net loss per share calculation	25,169,734	18,833,423

SELECTED BALANCE SHEET DATA

	September 30, 2004	June 30, 2004
	(unaudited)	(1)
Cash, cash equivalents and investments	$16,581,000	$20,734,000
Working capital	13,933,000	13,582,000
Total assets	25,809,000	21,384,000
Accumulated deficit	(48,077,000)	(42,325,000)
Stockholders’ equity	24,496,000	20,723,000

(1)	Derived from audited financial statements.

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